UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2012

Post Data, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-174433	36-4697119
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

2248 Meridian Boulevard, Suite H, Minden, Nevada	89423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 345-3522

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On October 16, 2012, Post Data, Inc., a Nevada corporation, (the “Registrant”), filed its Current Report on Form 8-K (“Original Report”) to report the issuance of 1,000,000 shares of the Registrant’s  common stock to Daniel Walker, its sole officer and director, as payment for services rendered to the Registrant.  The Registrant is filing this Amendment No. 1 to the Original Report (this “Amendment No. 1”) to amend and supplement the Original Report to provide disclosure regarding a change in control of the Registrant as a result of the share issuance to Daniel Walker, as required by Item 5.01 of Form 8-K.  No other modifications to the Original Report are being made by this Amendment No. 1.

Item 3.02  Unregistered Sales of Equity Securities.

On October 11, 2012, Post Data, Inc. (the “Registrant”) issued 1,000,000 shares of the Registrant’s common stock (“Shares”) to Daniel Walker, its sole officer and director (“Walker”), valued at $100,000 or $0.10 per share as payment for services rendered to the Registrant.

The Shares were issued to Walker in a transaction which the Registrant believes satisfies the requirements of that exemption from registration and prospectus delivery requirements of the Securities Act, which exemption is specified by Regulation S promulgated pursuant to that act by the Securities and Exchange Commission.

Item 5.01    Change in  Control of Registrant.

The information set forth in Item 3.02 is incorporated by reference into this Item 5.01.

The issuance of Shares to Walker resulted in a change of control of the Registrant.  As of October 11, 2012, Walker owns an aggregate of 3,000,000 shares of the Registrant’s common stock, representing approximately 51.32% of the Registrant’s total issued and outstanding common stock. The change in control will not change the “shell company” status of the Registrant.

The Registrant is not aware of any arrangements, including any pledge by any person of securities of the Registrant, the operation of which may at a subsequent date result in a change in control of the Registrant.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 3.02 is incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Post Data, Inc.

Date: October 16, 2012	By:	/s/ Daniel Walker
Daniel Walker President